April 22, 1997
Mr. Ralph W. Laster, Jr. CEO
AmVestors Financial Corporation
555 S. Kansas Avenue
Topeka, Kansas  66603
RE:  Incentive Agreement
Dear Ralph:
On March 27, 1997, the Board of Directors of AmVestors Financial Corporation ("Corporation") resolved to enter into this Incentive Agreement ("Agreement"). This letter outlines the terms of the Agreement which could, in the event certain circumstances occur, result in the payment of additional cash compensation to you if a Change of Control occurs on or before March 27, 1998.

The Board has agreed to extend this Agreement to you as a reward for your valuable past services to the Corporation and its subsidiaries. In addition, the Board intends that its extension of the Agreement to you will induce you to remain in the service of the Corporation and its subsidiaries, and continue your valuable and substantial efforts to contact potential purchasers of the Corporation and consummate the sale of the Corporation on or before March 27, 1998.

Eligibility
In the event you are not employed on March 27, 1998, or on the date of the consummation of a Change of Control, whichever is earlier, you will still be eligible to receive compensation hereunder if your termination of employment was due to your death or disability. For purposes of the Arrangement, the term "disability" has the meaning set forth in your Employment Contract. In the event your employment terminates prior to March 27, 1998, for a reason other than "cause", you will be eligible to receive the compensation paid under this Agreement upon the occurrence of a Change of Control provided such Change of Control occurs prior to March 27, 1998.

In the event your employment is terminated for "cause" pursuant to your Employment Agreement, you will not be eligible to receive any payment under this Agreement.
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Amount of Change of Control Compensation
In the event of a Change of Control, the cash compensation to be paid under this Agreement shall be equal to the difference between the aggregate fair market value of the stock, cash or other property receivable in exchange for one share of the Corporation's Common Stock (as determined in good faith by the Corporations Board of Directors as of the date of the exchange) and the Corporation's closing price of the Corporation's Common Stock price on March 27, 1997 ($15.625), The per share price difference will then be multiplied by 400,000. It is the intent of the Agreement, therefore, to pay you cash compensation which approximates the appreciation of 400,000 shares of the Corporation's Common Stock from March 27, 1997 to the date of the consummation of the sale of the Corporation.

For purposes of this Agreement, the term "Change of Control" shall have the meaning set forth in the AmVestors Financial Corporation Employee Stock Ownership Plan.

Payment of the Cash Compensation
In the event that a change of control occurs, you will be paid any compensation due under this Agreement on the effective date of the Change of Control. The Corporation will withhold from any compensation payment due under this Agreement all amounts it deems necessary or appropriate to satisfy its liability to withhold federal, state, or local income or other taxes attributable to any such compensation payment.

Termination of Agreement
If a Change of Control has not been consummated on or before March 27, 1998, this Agreement will automatically terminate and no compensation will be due hereunder
Miscellaneous
The Arrangement does not confer upon you any right to continue in the employ of the Corporation or any subsidiary, and it shall not be construed to interfere with or otherwise limit the right of the Corporation or any subsidiary to modify or terminate the terms or conditions of your employment.
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The Board of Directors of the Corporation retains the authority to address any and all questions which may arise with respect to the interpretation of the Agreement, and the Board's determination shall be final and binding as to all parties.

Please evidence your agreement to the terms of this Agreement as described above by executing this letter and returning it to my attention.

Very truly yours,
AMVESTORS FINANCIAL CORPORATION
/s/ R. Rex Lee, M.D.
R. Rex Lee, Chairman
Compensation Committee
Board of Directors of
AmVestors Financial Corporation
ACCEPTED BY:
AMVESTORS FINANCIAL CORPORATION
By:  /s/ Mark V. Heitz                           /s/ Ralph W. Laster, Jr.
     ________________________                   _______________________
                                                       Participant
Title: President
       _______________________
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